Exhibit 10.2

CYNOSURE, INC.

Performance-Based Stock Unit Agreement

Granted Under the Amended and Restated 2005 Stock Incentive Plan

1.	Grant of Award.

This Agreement evidences the grant by Cynosure, Inc., a Delaware corporation (the “Company”) on                     , 201     (the “Grant Date”) to you (the “Participant”) of performance-based stock units of the Company (individually, a “PSU” and collectively, the “PSUs”), subject to the terms and conditions set forth in this Performance-Based Stock Unit Agreement (the “Agreement”) and the Company’s Amended and Restated 2005 Stock Incentive Plan (the “Plan”). Each PSU represents the right to receive one share of the common stock, par value $0.001 per share, of the Company (“Common Stock”) as provided in this Agreement. The target number of shares issuable under this Agreement is                     (the “Target Number of Shares”). The maximum number of shares issuable under this Agreement is                     (the “Maximum Number of Shares”). The actual number shares of Common Stock that are issuable upon vesting of the PSUs shall be calculated pursuant to the provisions of Schedule 1 and are referred to in this Agreement as “Shares.” Capitalized terms used but not defined in this Agreement shall have the meanings specified in the Plan.

2.	Vesting; Forfeiture.

(a) Subject to the terms and conditions of this Agreement including, without limitation, Paragraph 2(b) below and Section 6 below, the PSUs shall vest as set forth on Schedule 1 to this Agreement, based on the achievement of certain performance goals for the applicable performance period as set forth on Schedule 1. Such date or any other date on which PSUs vest under this Agreement may be referred to herein as a “Vesting Date.”

(b) Except as otherwise provided in Paragraph 2(c) below or Schedule 1, PSUs shall not vest unless the Participant is on the applicable Vesting Date, and has been at all times since the Grant Date, an employee or director of, or consultant or advisor to, the Company. For purposes of this Agreement, service with the Company shall include service with a parent, subsidiary, affiliate or division of the Company.

(c) Notwithstanding the foregoing, if the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason (each as defined below) during a performance period, the PSUs shall vest as to a number of Shares equal to the greater of (i) the Target Number of Shares for each remaining performance period (including the performance period in which the termination occurs) and (ii) such number of Shares as the Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for each remaining performance period (including the performance period in which the termination occurs) as if the Participant’s employment had not terminated. If the Participant is party to an employment agreement with the Company that contains a definition of “cause” or “good reason” for termination of employment, the meaning ascribed to such term in such employment agreement shall apply for purposes of this Paragraph 2(c). Otherwise, “Cause” and “Good Reason” shall have the meanings specified in the Plan. The Company will distribute to the Participant the Shares of Common Stock represented by any PSUs that vest pursuant to this Paragraph 2(c) within 30 days of the date of the Participant’s termination.

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3.	Distribution of Shares.

(a) The Company will distribute to the Participant the Shares of Common Stock represented by vested PSUs within 30 days of the applicable Vesting Date.

(b) The Company shall not be obligated to issue to the Participant the Shares upon the vesting of any PSU (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including, without limitation, any applicable federal or state securities laws and the requirements of any stock exchange upon which shares of Common Stock may then be listed.

(c) Neither the Company nor the Participant shall have the right to accelerate or defer the delivery of any Shares under this Agreement except to the extent specifically permitted under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and in no event shall the Participant have the right to designate the tax year in which the Shares are delivered.

4.	Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any PSUs, or any interest therein, except by will or the laws of descent and distribution.

5.	Dividend and Other Shareholder Rights.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or have any rights or privileges of, a stockholder of the Company in respect of the Shares issuable pursuant to the PSUs granted hereunder until the Shares have been delivered to the Participant.

6.	Provisions of the Plan; Reorganization Event or Change in Control Event.

(a) This Agreement is subject to the provisions of the Plan, a copy of which is made available to the Participant with this Agreement.

(b) Upon the occurrence of a Reorganization Event (as defined in the Plan), the vesting and forfeiture provisions applicable to each PSU (whether vested or unvested) shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such PSU.

(c) Subject to Sections 6(d) and (e) hereof, upon the occurrence of a Change in Control Event (regardless of whether such event also constitutes a Reorganization Event but provided that such event constitutes a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i)), the acquiring or succeeding entity (or an affiliate thereof) shall assume each outstanding PSU such that, following the consummation of the Change in Control Event, the PSU confers the Participant with the right to receive, for each share of Common Stock subject to the Award, the consideration (whether cash, securities or other property) received by each holder of Common Stock immediately prior to the Change in Control Event (the “Replacement Award”), provided that (i) such Replacement Award shall only be subject to the continued service requirement in Section 2(b) hereof until the Vesting Date(s) and shall not, for the avoidance of doubt, be subject to achievement of the performance goals set forth in Schedule 1 and (ii) the amount of cash, securities or other property subject to such Replacement Award shall be determined assuming that the number of shares subject to the PSU is equal to the greater of (i) the Target Number of Shares for each remaining performance period (including the performance period in which the Change in Control Event occurs)and (ii) such number of Shares as the Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for each remaining performance period (including the performance period in which the Change in Control Event occurs) as if the Change in Control Event had not occurred.

(d) In the event that the Participant’s employment is terminated by either the Company or its successor or by the Participant with eighteen (18) months following a Change in Control Event, the remaining unvested portion of the Replacement Award shall become vested as of the date of the Participant’s termination of employment.

(e) Notwithstanding the foregoing, in the event that the acquiring or succeeding entity (or an affiliate thereof) refuses to assume the PSUs and grant Replacement Awards in connection with a Change in Control Event, this Award shall become vested, immediately prior to the Change in Control Event, with respect to a number of Shares equal to the greater of (i) the Target Number of Shares for each remaining performance period (including the performance period in which the Change in Control Event occurs) and (ii) such number of Shares as the Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for each remaining performance period (including the performance period in which the Change in Control Event occurs) as if the Change in Control Event had not occurred.

7.	Taxes.

(a) As a condition to the granting of the PSUs and the vesting thereof, the Participant acknowledges and agrees that he/she is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the vesting of any PSUs under this Agreement. Accordingly, to the extent of any applicable withholding, the Participant agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes pursuant to the method elected on the Tax Withholding Election attached hereto. Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion.

(b) This Agreement is intended to be exempt from or to comply with Section 409A of the Code and shall be interpreted consistently therewith. If and to the extent (X) any portion of PSUs constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, (Y) such portion of the PSUs becomes payable upon the Participant’s separation from service pursuant to the terms of the Plan and this Agreement and (Z) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination the Participant (through accepting the Award) agrees that he or she is bound, such portion of PSUs shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Code Section 409A) (the “New Payment Date”), except as Code Section 409A may then permit. The aggregate of any PSUs that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date. The Company shall have no liability to a Participant, or any other person, if this Agreement is not exempt from, or compliant with, Section 409A of the Code.

8.	Miscellaneous.

(a) No Rights to Employment or Other Service. The Participant acknowledges and agrees that the vesting of the PSUs pursuant to Section 2 hereof is earned only by continuing service as an employee or director of, or consultant or advisor to, the Company at the will of the Company (not through the act of being hired or purchasing shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee, director or other service provider for the vesting period, for any period, or at all.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement; Conflicts and Interpretation. This Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Board of Directors (or a committee thereof) has the power, among other things, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

(h) Amendment. The Company may modify, amend or waive the terms of this Agreement prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors (or a committee thereof) of the Company. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

(j) Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

(k) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the PSUs awarded under and participation in the Plan or future PSUs that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Participant (including through an online acceptance process managed by the Company’s agent) is acceptable.

CYNOSURE, INC.

By:
Name:
Title:

[Name of Participant]
Address:

TAX WITHHOLDING ELECTION

Within 10 business days of the Grant Date, the Participant shall notify the Company, by checking the appropriate line below, as to the Participant’s method of satisfying his or her tax withholding obligation:

         The Participant shall provide Morgan Stanley with instructions in accordance with SEC Rule 10b5-1 directing Morgan Stanley to, on the date of Morgan Stanley’s receipt of any Shares represented by vested PSUs in accordance with Section 3, sell in accordance with ordinary principles of best execution that number of such Shares as is necessary to yield net proceeds to the Participant equal to the amount of withholding taxes with respect to the income recognized by the Participant as a result of the vesting of such PSUs (based on the minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) and remit such proceeds to the Company in satisfaction of such tax withholding obligations of the Company. In accordance with SEC Rule 10b5-1, the Participant may later modify his/her instructions to Morgan Stanley and deposit into his/her Morgan Stanley account on a day prior to each Vesting Date an amount in cash sufficient to satisfy the applicable withholding taxes.

         The Participant will deposit into his/her Morgan Stanley account on the day prior to each Vesting Date an amount in cash sufficient to satisfy the applicable withholding taxes.

         Not applicable. (The Participant is not subject to withholding.)

COMPANY CONFIDENTIAL

SCHEDULE 1

VESTING CRITERIA FOR PSUs

A.	Performance Measures

B.	Calculation of Number of Shares Issuable

C.	Effect of an Acquisition or Disposition by the Company

In the event that the Company closes an Acquisition Transaction or Disposition Transaction (each as defined below) during an Applicable Performance Period, the Compensation Committee shall make adjustments to affected performance targets to give effect to the expected impact on such targets of the applicable Acquisition Transaction or Disposition Transaction (including whether it is accretive or not) as determined by the Compensation Committee in its sole discretion exercised in good faith.

An “Acquisition Transaction” means (i) the purchase of more than 50% of the voting power of an entity, (ii) any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution or share exchange involving the Company and an entity not previously owned by the Company, or (iii) the purchase or other acquisition (including, without limitation, via license outside of the ordinary course of business or joint venture) of assets that constitute more than 50% of another entity’s total assets or assets that account for more than 50% of the consolidated net revenues or net income of such entity. A “Disposition Transaction” means the sale of a division, business unit or set of business operations and/or related assets to a third party.

All determinations of the Compensation Committee regarding the estimated impact of an Acquisition Transaction shall be final, binding and non-appealable. The cumulative impact of all Acquisition Transactions shall be set forth in a statement delivered upon delivery of the Shares of Common Stock represented by vested PSUs, if any, as contemplated by this Agreement. This Agreement shall be deemed to be automatically amended, without further action by the Company or the executive, to give effect to any adjustments required by this Section C.

D.	Effect of Death or Disability of the Participant

If the Participant dies or is disabled (within the meaning of Section 409A of the Code) prior to the end of an Applicable Performance Period, then the PSUs shall vest as to a number of Shares equal to the greater of (i) the Target Number of Shares for each remaining performance period (including the performance period in which the death or disability occurs) and (ii) such number of Shares as the Compensation Committee shall determine in its sole discretion exercised in good faith based upon the projected level of achievement of the applicable performance goals for each remaining performance period (including the performance period in which the death or disability occurs) as if the death or disability had not occurred. The Shares of Common Stock represented by such vested PSUs shall be delivered to the Participant or the Participant’s estate within 30 days following such death or disability.